Exhibit 21

Subsidiaries

Details of the Company’s principal subsidiaries as of December 31, 2024 and March 31, 2025 were as follows:

Name	Place of Incorporation	Principal Activities
ModuLink Corporation Limited (“MCL”)	Hong Kong	Holding company and provision of intergroup management services
Zenith Integrated Modular Limited (“ZIML”)	Hong Kong	Provision of construction and engineering services
Zenith AY Modular Buildings Company Limited (“ZAMBCL”)	Hong Kong	Provision of project management services in overseas
ModuLink InnoTech Company Limited (“MICL”)	Hong Kong	Provision of technology management services